Exhibit 99.1

NYSE: MMP

Date:	July 13, 2010

Contact:	Investors: Paula Farrell (918) 574-7650 paula.farrell@magellanlp.com	Media: Bruce Heine (918) 574-7010 bruce.heine@magellanlp.com

Magellan Midstream to Acquire Petroleum Storage and Pipelines

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that it has agreed to acquire 7.8 million barrels of crude oil storage and more than 100 miles of active petroleum pipelines from BP Pipelines (North America), Inc. for $289 million.

“This acquisition leverages Magellan’s expertise in transporting and storing petroleum products by greatly expanding our crude oil logistics infrastructure and our energy footprint in the attractive Cushing, Oklahoma and Houston, Texas markets,” said Don Wellendorf, chief executive officer. “These assets will facilitate our strategy to develop our existing East Houston terminal into a key distribution point for crude oil to Gulf Coast refineries by improving Magellan’s connectivity within the Houston market and extending our reach to the Texas City refining region.”

Crude oil storage. Magellan will acquire 7.8 million barrels of crude oil storage in Cushing, Oklahoma, supported by a multi-year utilization agreement from the seller. Combined with the 2 million barrels of crude oil storage the partnership currently has under construction at Cushing, Magellan will be one of the largest owners of crude oil storage in the Cushing crude oil hub following the acquisition.

Crude oil pipeline system. The acquisition includes nearly 40 miles of crude oil pipelines running between Houston and Texas City, Texas that vary in size from 24 to 26 inches in diameter. This common carrier pipeline system is or can be connected to every major refinery within Houston and Texas City.

Refined petroleum products pipeline system. Magellan also will acquire two 35-mile common carrier pipelines that transport refined petroleum products from the Texas City refining region to the Houston area, including connections to third-party pipelines for delivery to other end-use markets. An 18-inch pipeline transports gasoline and a 12-inch pipeline transports distillates, such as diesel fuel.

The acquisition is expected to close within 60 days subject to regulatory approval. Upon closing of the transaction, the partnership also will acquire certain crude oil tank working inventory at fair market value, which is currently estimated to be approximately $50 million.

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The acquisition’s $289 million purchase price is 9 to 10 times the annual EBITDA, or earnings before interest, taxes and depreciation, expected initially to be generated by the assets at their current performance level. Management expects the acquisition to be immediately accretive to the partnership’s distributable cash flow per unit, with the potential for additional growth in cash flow from the assets over time.

The partnership will host a conference call to discuss the acquisition today at 10:30 a.m. Eastern. To participate, dial (888) 263-2884 and provide code 6841461. Investors also may listen to the call via the partnership’s website at http://www.magellanlp.com/webcasts.asp. Audio replays of the conference call will be available from 1:30 p.m. Eastern today through midnight on July 19. To access the replay, dial (888) 203-1112 and provide code 6841461. The replay also will be available at http://www.magellanlp.com.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.